SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2006

Commission	Registrant; State of Incorporation	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.
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1-5324	NORTHEAST UTILITIES	04-2147929
(a Massachusetts voluntary association)
One Federal Street
Springfield, Massachusetts 01105
Building 111-4
Telephone: (413) 785-5871

1-6392	PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE	02-0181050
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(a New Hampshire corporation)
Energy Park
780 North Commercial Street
Manchester, New Hampshire 03101-1134

Not Applicable

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 8 – Other Events

Item 8.01 Other Events

On June 15, 2006, Public Service Company of New Hampshire (PSNH) filed a settlement with several parties concerning its application with the New Hampshire Public Utilities Commission (NHPUC) for a temporary increase in energy delivery rates, effective July 1, 2006.  Parties to the settlement included NHPUC Staff, the state Office of Consumer Advocate, the state Office of Energy and Planning, and several small power producers that sell their output to PSNH.

Under the proposed settlement of temporary rates, PSNH would be allowed to raise its energy delivery rates by $24.5 million on an annualized basis.  The temporary increase would remain in effect until a final NHPUC decision takes effect concerning an application PSNH filed May 30, 2006 to raise energy delivery rates by $49 million annually.  PSNH expects the full rate case to be decided in 2007.  Should the settlement be approved by the NHPUC, revenues collected while the temporary rates are in effect will be reconciled to the final decision on permanent rates.

Under the settlement, PSNH would be allowed a $15 million increase in temporary rates to improve its return on rate base, an $8 million increase to recover increased transmission expense, and a $1.5 million increase in first quarter 2006 state income tax expense.  PSNH expects that those increases would be much more than offset by significant decreases in PSNH’s energy and stranded cost recovery charges, if the NHPUC also approves those changes effective July 1, 2006.  If all proposed changes are approved by the NHPUC, average PSNH customer bills would decline by approximately 12.8 percent in July 2006.

For further information, reference is made to Northeast Utilities’ and Public Service Company of New Hampshire’s Quarterly Report on Form 10-Q for the period ending March 31, 2006, at Management’s Discussion and Analysis of Financial Condition and Results of Operations-Utility Group Regulatory Issues and Rate Matters – New Hampshire.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalves by the undersigned thereunto duly authorized.

NORTHEAST UTILITIES
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE (Registrants)
By: /s/ Randy A. Shoop
Name: Randy A. Shoop Title: Vice President and Treasurer

Date:  June 16, 2006